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                                                                EXHIBIT 99.1


                                    LOAN AGREEMENT

THIS AGREEMENT, dated October 21, 1996 by and between Electronics Communications Corp., with offices located at 10 Plog Road, Fairfield, New Jersey 07004 hereinafter referred to as "Borrower" or "The Company" and Strategic Marketing Int'l Inc., 11 Stewart Avenue, Huntington, NY 11743 hereinafter referred to as "Lender".

WHEREAS, the Borrower has requested that the Lender make a loan to the Borrower in the principal amount of Two Hundred Thousand ($200,000) Dollars for general corporate purposes, and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Lender is willing to make such loan to Borrower,

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Section 1.    THE LOAN

1.1  LOAN.    The Lender agrees, subject to the terms and conditions
hereinafter set forth, to loan to Borrower the aggregate principal amount of Two Hundred Thousand ($200,000) Dollars. The aggregate principal amount borrowed from the lender is herein called the "Loan". The Lender agrees to lend to the Borrower and the Borrower agrees to borrow from the Lender the sum of Two Hundred Thousand ($200,000) Dollars which shall hereinafter be classified as Senior Collateralized Debt payable by the Borrower to the Lender, with all rights attendant thereto.

1.2  COLLATERAL.   The Loan shall be secured by all of the company's current
account receivable as well as all equipment and fixtures owned by the company or it's subsidiaries.

1.3 PROMISSORY NOTE. The Loan shall be made and evidenced by a promissory note of the Borrower substantially in the form annexed hereto ("Promissory Note").

1.4 INTEREST. Interest shall be paid at the rate of ten (10%) percent per annum and will be payable annually starting on November 9, 1996.

1.5 PRINCIPAL. The aggregate principal amount of the Loan and Promissory Note is Two Hundred Thousand ($200,000) Dollars.

1.6 PAYMENT. Payment of the loan and Promissory Note shall be due One (1) year for date of loan or upon any offer done by the company or outside party for the company's benefit, all notices shall be sent via United States Postal Service Certified Mail Return Receipt Requested.

1.7 CONFESSION OF JUDGMENT. In the event of a default which is not cured within five (5) business days of written notice of default, the company irrevocably submits and consents to allow the Lender to enter a judgment and levy on the same.

1.8 USE OF PROCEEDS. The borrower agrees that the proceeds of the Loan shall be used fully and exclusively for general corporate purposes.

1.9 OTHER CONSIDERATION. In further consideration for making the Loan, in addition to the foregoing repayment terms, Borrower shall issue to Lender, or its assignee or assigns, 80,000 shares of the Company's common stock with Demand and Piggy Back Registration Rights and 160,000 Class A

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warrants that the shares and warrants received under the terms of this Agreement may not be sold to any foreign entity or person whatsoever.

Section 2.    REPRESENTATIONS AND WARRANTIES OF BORROWER

                The Borrower represents and warrants that:

2.1 CORPORATION EXISTENCE, POWER AND AUTHORITY OF THE BORROWER. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation of formation and is duly licensed or qualified in each jurisdiction where the charter of the property owned by it or the nature of the business transacted by it requires such licensing or qualification. The borrower has all requisite power, authority and legal right to conduct business as it is now being conducted and to enter into, consummate and perform all the provisions of this Agreement, and any instrument, agreement or document referred to herein to which the Borrower is or shall be a party, have been duly authorized by all corporate and other required actions.

2.2 NO CONFLICTS. The execution, delivery and performance by the Borrower of this Agreement, the Promissory Note or any other instrument, agreement, or document, referred to herein does not and will not result in any violation of, or be in conflict with, any terms or provision of the Articles of Incorporation or by-law's of the Borrower, or any statute, governmental regulation or order, judgment, decree, agreement, indenture or instrument applicable to any thereof.

2.3 AUTHORIZATIONS. All governmental approvals, licenses, authorizations, consents, filings and registrations, if any, required for the delivery and execution of this Agreement and any applicable instrument, agreement or document referred to herein have been obtained or made, and are final and are not subject to review or appeal or, to the knowledge or belief of the Borrower, the subject of any pending or threatened attack or appeal to direct proceedings or otherwise.

Section 3.    JURISDICTION

3.1 New York Jurisdiction. The Borrower hereby irrevocably submits to the jurisdiction of the Supreme Court of the State of New York, County of Queens in any action, suit, or proceeding brought against the Borrower and related to or in connection with this Agreement or any other instrument, agreement or document referred to herein or any transaction contemplated hereby.

In Witness Whereof, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.


                             Electronics Communications Corp.



                             By: /s/ William S. Taylor
                                --------------------------------
                                William S. Taylor, President


                             By: /s/ Les Winder
                                --------------------------------
                                Les Winder, Executive Vice President

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/s/ Michele Greene
-------------------------
Michele Greene
Strategic Marketing Int'l Inc.